            Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference of our reports dated September 21, 2009 on the financial statements and financial highlights of the RiverSource Income Opportunities Fund and RiverSource Inflation Protected Securities Fund of the RiverSource Bond Series, Inc. included in the annual reports for the fiscal year ended July 31, 2009 as filed with the Securities and Exchange Commission in Post-Effective Amendment No. 62 to the Registration Statement (Form N-1A, No. 2-72174) of the RiverSource Bond Series, Inc.


                                        /s/ Ernst & Young LLP

Minneapolis, Minnesota
March 11, 2010